Exhibit 2.7

California Secretary of State

Business Programs Division
1500 11th Street, Sacramento, CA 95814

COYUCHI, INC.
1400 TENNESSEE STREET UNIT 1
SAN FRANCISCO, CA 94107

Business Amendment Filing Approved

November 27, 2024

Entity Name: COYUCHI, INC.
Entity Type: Stock Corporation - CA - General
Entity No.: 1521269
Document Type: Restated Articles of Incorporation
Document No.: BA20242090786
File Date: 11/14/2024

The above referenced document has been approved and filed with the California Secretary of State. To access free copies of filed documents, go to **biz**fileOnline.sos.ca.gov and enter the entity name or entity number in the Search module.

What's Next?

The most up to date records may be obtained by searching for the Entity Name or Entity Number in the Search module at **biz**fileOnline.sos.ca.gov.

For further assistance, contact us at (916) 657-5448 or visit **biz**fileOnline.sos.ca.gov.

bizfile CALIFORNIA

Thank you for using **biz**file California, the California Secretary of State's business portal for online filings, searches, business records, and additional resources.